                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   OPTICAL DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             1101 EAST ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081
                                 (972) 234-6400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1997

To the Stockholders of
  Optical Data Systems, Inc.:

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Meeting") of Optical Data Systems, Inc. (the "Company") will be held at the Holiday Inn Richardson Select, 1655 N. Central Expressway, Richardson, Texas, at 10:00 A.M., local time, on Thursday, April 24, 1997, for the following purposes:

        (1) To elect five (5) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

        (2) To approve an amendment to the Company's Certificate of Incorporation to change the formal name of the Company to ODS NETWORKS, INC.;

        (3) To approve the Optical Data Systems, Inc. 1997 Employee Stock Purchase Plan for the benefit of selected eligible employees of the Company or its subsidiaries, as more particularly described in the accompanying Proxy Statement and set forth in Exhibit A thereto;.

        (4) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

        (5) To transact such other business as may properly come before the Meeting or any adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Meeting and at any adjournment thereof is March 3, 1997. A list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE MEETING. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO BY VOTING IN PERSON AT THE MEETING.

                                            By Order of the Board of Directors

                                                    MICHAEL L. PAXTON
                                                        SECRETARY

Richardson, Texas
March 21, 1997

                           OPTICAL DATA SYSTEMS, INC.

                             1101 EAST ARAPAHO ROAD
                            RICHARDSON, TEXAS 75081

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1997

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy (the "Proxy") is being solicited on behalf of the Board of Directors of Optical Data Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Holiday Inn Richardson Select, 1655 N. Central Expressway, Richardson, Texas, at 10:00 A.M., local time, on Thursday, April 24, 1997, or at such other time and place to which the Meeting may be adjourned. Proxies, together with copies of this Proxy Statement, are being mailed to stockholders of the Company on or about March 21, 1997.

    Execution and return of the enclosed Proxy will not affect a stockholder's right to attend the Meeting and to vote in person. Any stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted by those named in the Proxy "FOR" the election as directors of those nominees named in the Proxy Statement, "FOR" the approval of an amendment to the Company's Certificate of Incorporation to change the formal name of the Company to ODS NETWORKS, INC., "FOR" the proposal to approve the Optical Data Systems, Inc. 1997 Employee Stock Purchase Plan, "FOR" the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company, and in accordance with their best judgment on all other matters that may properly come before the Meeting.

    The enclosed form of Proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the Proxy. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the Proxy in the space provided.

                       RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on March 3, 1997, will be entitled to notice of and to vote at the Meeting. On March 3, 1997, the Company had issued and outstanding 16,377,447 shares of Common Stock, $.01 par value (the "Common Stock"), which is the only class of its capital stock outstanding.

                               QUORUM AND VOTING

    The presence at the Meeting, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum. Each holder of Common Stock is entitled to one vote for each share held on each matter, including the election of directors, to be voted on at the Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or by Proxy, is required for the approval of each matter submitted to the Meeting, except that in the election of directors, the five nominees receiving the greatest number of votes shall be deemed elected even though receiving the affirmative vote of less than a majority of the outstanding shares entitled to be voted at the Meeting. Additionally, in the election of directors, cumulative voting is prohibited and Proxies cannot be voted for more than five nominees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 3, 1997, unless otherwise indicated, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee as a director of the Company, (iii) the Company's Chief Executive Officer, (iv) each of the Company's six other most highly compensated executive officers for fiscal 1996 and (v) the directors, nominees and executive officers of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all such shares owned by them, unless otherwise indicated.

                                                                  AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER OR GROUP(1)                              BENEFICIAL OWNERSHIP      CLASS
----------------------------------------------------------------  --------------------  -------------
G. Ward Paxton (2)..............................................         1,370,630             8.2%

T. Joe Head (3).................................................         2,380,560            14.2

Franklin Resources, Inc. (4)....................................           980,152             6.0

Michael L. Paxton (5)...........................................           928,500             5.5

Mark A. Paxton (6)..............................................           884,600             5.4

Julie Paxton Puckett (7)........................................           877,800             5.4

Donald M. Johnston (8)..........................................            37,427            *

Robert Anderson (9).............................................            46,000            *

J. Fred Bucy (10)...............................................            36,000            *

Eric H. Gore (11)...............................................            35,800            *

Garry L. Hemphill (12)..........................................           108,841            *

Joseph V. Howard (13)...........................................            31,900            *

Timothy W. Kinnear..............................................                 0           --

Joe W. Tucker, Jr. (14).........................................            25,200            *

All directors and executive officers as a group (18 persons)
  (15)..........................................................         5,414,426            32.3

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the Common Stock are as follows: G. Ward Paxton, T. Joe Head and Michael L. Paxton, 1101 East Arapaho Road, Richardson, Texas 75081; Franklin Resources, Inc., 777 Mariners Island Blvd., P.O. Box 7777, San Mateo, California 94403; Mark A. Paxton, P.O. Box 437, Allen, Texas 75013, and Julie Paxton Puckett, P.O. Box 439, Allen, Texas 75013.

(2) Includes 9,900 shares which G. Ward Paxton may effectively acquire upon the exercise of options within 60 days of March 3, 1997.

(3) Includes 8,000 shares which Mr. Head may effectively acquire upon the exercise of options within 60 days of March 3, 1997.

(4) Shares beneficially held at December 31, 1996, by Franklin Resources, Inc., a parent holding company, through its subsidiaries, Templeton Investment Counsel, Inc., Templeton Investment Management Limited, Templeton Investment Management (Australia) Limited, and Templeton Global Advisors Limited, investment advisors pursuant to the Investment Advisors Act, reflected by a report on Schedule 13G dated February 12, 1997, filed with the Securities and Exchange Commission. Voting and investment powers as to these shares are shared among these entities.

(5) Includes 56,600 shares which Michael L. Paxton may effectively acquire upon the exercise of options within 60 days of March 3, 1997. Also includes 24,400 shares held by Mr. Paxton as trustee for the benefit of his minor children as to which beneficial ownership is disclaimed by Mr. Paxton.

(6) Includes 8,000 shares deemed to be beneficially owned by Mark A. Paxton and 36,600 shares held by Mr. Paxton as trustee for the benefit of his minor children, the beneficial ownership of which shares Mr. Paxton disclaims.

(7) Includes 48,800 shares held by Julie Paxton Puckett as trustee for the benefit of her minor children as to which beneficial ownership is disclaimed by Mrs. Puckett.

(8) Includes 12,000 shares which Mr. Johnston may acquire upon the exercise of options within 60 days of March 3, 1997, 20,324 shares owned beneficially and directly, and an additional 5,103 shares of Common Stock which Mr. Johnston may be deemed to own beneficially. Such additional shares underlie certain warrants to purchase Common Stock owned by Mr. Johnston, which warrants may be exercised at any time prior to May 21, 1997.

(9) Represents shares which Mr. Anderson may acquire upon the exercise of options within 60 days of March 3, 1997.

(10) Includes 22,000 shares which Mr. Bucy may acquire upon the exercise of options within 60 days of March 3, 1997.

(11) Represents shares which Mr. Gore may effectively acquire upon the exercise of options within 60 days of March 3, 1997.

(12) Includes 26,800 shares which Mr. Hemphill may effectively acquire upon the exercise of options within 60 days of March 3, 1997.

(13) Includes 31,300 shares which Mr. Howard may effectively acquire upon the exercise of options within 60 days of March 3, 1997.

(14) Represents shares which Mr. Tucker may effectively acquire upon the exercise of options within 60 days of March 3, 1997.

(15) Includes an aggregate of 406,223 shares which may be effectively acquired upon the exercise of options and warrants within 60 days of March 3, 1997. Also, includes 6,200 shares deemed beneficially owned by an officer whose spouse may acquire such shares upon exercise of options within 60 days of March 3, 1997, the beneficial ownership of which shares such officer disclaims.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors for the ensuing year will consist of five directors who are each to be elected at the Meeting for a term of office expiring at the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. It is intended that the persons named in the following table will be nominated as directors of the Company and that the persons named in the accompanying Proxy, unless otherwise directed, will vote for the election of such nominees at the Meeting. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, in the event any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will be vested with discretionary authority in such instance to vote the enclosed Proxy for such substitute as the Board of Directors shall designate.

    The following slate of five nominees has been nominated by the Board of
Directors:

                                                                                                 DIRECTOR
NAME OF NOMINEE                           AGE                      POSITION(S)                     SINCE
------------------------------------      ---      -------------------------------------------  -----------
G. Ward Paxton......................          61   Chairman of the Board, President, Chief            1983
                                                    Executive Officer and Director

Robert Anderson (1)(2)..............          76   Director                                           1988

J. Fred Bucy (1)(2).................          68   Director                                           1993

T. Joe Head.........................          40   Senior Vice President and Director                 1983

Donald M. Johnston (1)(2)...........          47   Director                                           1983

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    G. WARD PAXTON is co-founder of the Company and has served as Chairman of the Board, President, Chief Executive Officer and a director since the Company's inception in September 1983 and served as Chief Financial Officer from 1983 until 1994. Prior to founding the Company, Mr. Paxton was Vice President of Honeywell Optoelectronics, a division of Honeywell, Inc., from 1978 to 1983. From 1969 to 1978, Mr. Paxton was Chairman of the Board, President, Chief Executive Officer and founder of Spectronics, Inc., which was acquired by Honeywell, Inc. in 1978. Prior to founding Spectronics, Inc., Mr. Paxton held various managerial and technical positions at Texas Instruments Incorporated from 1959 to 1969. Mr. Paxton holds Ph.D., M.S. and B.S. degrees in Physics from the University of Oklahoma. Mr. Paxton holds no other directorships.

    ROBERT ANDERSON has served as a director of the Company since 1988. Mr. Anderson is currently Chairman Emeritus of Rockwell International Corp. ("Rockwell"). He was Chairman of the Board of Rockwell from 1979 to 1988, its Chief Executive Officer from 1974 to 1988, and a director until February 1993. Prior to joining Rockwell, Mr. Anderson served 22 years with Chrysler Corporation, becoming Vice President and General Manager of the Chrysler-Plymouth Division in 1965. Mr. Anderson currently is a director of Timken Corporation (industrial manufacturing) and Gulfstream Aerospace.

    J. FRED BUCY has served as a director of the Company since 1993. Mr. Bucy was employed in various technical and managerial capacities by Texas Instruments Incorporated ("TI") from 1953 through his retirement in 1985. At the time of his retirement, Mr. Bucy was President, Chief Executive Officer and a director of TI. Among other activities, Mr. Bucy is a director of Thomas Group, Inc. (consulting services); a member of the Coordinating Board Advisory Committee on Research of the Texas College and University System; a Trustee of Southwest Research Institute; a former member of the Board of Regents of Texas Tech University and Texas Tech University Health Sciences Center from 1973 to 1991, including four years as its Chairman; and currently (re-appointed by Governor George W. Bush in 1995) Chairman of the Texas National Research Laboratory Commission (the Texas Superconducting Super Collider Agency). Mr. Bucy has been accorded Distinguished Alumnus and Distinguished Engineer Awards by

Texas Tech University, is a fellow of the Institute of Electrical and Electronics Engineers, a member of National Academy of Engineers, and is a life member of the Navy League. Mr. Bucy was awarded an honorary Doctor of Science degree from Texas Tech University in 1994.

    T. JOE HEAD is co-founder of the Company and has served as Senior Vice President and a director since its inception in September 1983. Prior to co-founding the Company, Mr. Head held the posistions of Product Marketing Manager and Marketing Engineer of Honeywell Optoelectronics from 1980 to 1983. Mr. Head holds a B.S. degree in Electrical Engineering from Texas A & M University. Mr. Head holds no other directorships.

    DONALD M. JOHNSTON has served as a director of the Company since November 1983. Mr. Johnston is President and Chief Executive Officer of Massey Burch Capital Corp., a venture capital firm focusing on investments in the South. He served as President of Massey Burch Investment Group, Inc., a venture capital firm ("Massey Burch"), from 1990 until December 1993, and he has been a principal of that firm since 1982. Prior to joining Massey Burch, Mr. Johnston was the President of InterFirst Venture Corporation, a venture capital subsidiary of Interfirst Bancshares, Inc., and the Executive Director of First Dallas, Ltd., a corporate finance group in London, England. Mr. Johnston holds a B.A. degree from Vanderbilt University and an M.B.A. degree from Southern Methodist University. Mr. Johnston is not a director of any other publicly-held company.

    All directors of the Company hold office until the next ensuing annual meeting of stockholders and until their respective successors are duly elected and qualified. All officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board. G. Ward Paxton is the father of Michael L. Paxton, who serves as an executive officer of the Company in the capacity of Vice President and Secretary. There are no other family relationships between any director or officer of the Company and any other such person.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF SUCH
NOMINEES.

                       BOARD OF DIRECTORS AND COMMITTEES

    The business affairs of the Company are managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. The Board of Directors or its authorized committees met nineteen times during the 1996 fiscal year. During fiscal year 1996, each incumbent director participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (ii) the total number of meetings of all committees of the Board on which he served (during the period that he served). For the Board of Directors as a whole, attendance was 100% during the 1996 fiscal year.

    The Board of Directors has established Audit and Compensation Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during fiscal year 1996 are described below.

    AUDIT COMMITTEE. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent auditors for the Company and monitors the performance and independence of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status and effectiveness of internal accounting controls; and evaluates all public financial reporting documents of the Company. Donald M. Johnston (Chairman), Robert Anderson and J. Fred Bucy are members of the Audit Committee. The Audit Committee met six times during the 1996 fiscal year.

    COMPENSATION COMMITTEE. The Compensation Committee is empowered to review and advise management and make recommendations to the Board of Directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The Compensation Committee also administers the Company's Incentive Stock Option Plans (the "Stock Option Plans") for officers and key employees and the Company's incentive bonus programs for executive officers and salaried non-sales employees. The Compensation Committee is authorized, among other powers, to determine from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option and the time or times at which options shall be granted pursuant to the Stock Option Plans. The Compensation Committee is currently comprised of Messrs. Anderson (Chairman), Bucy and Johnston. The Compensation Committee met six times during the 1996 fiscal year.

    The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

                          PROPOSAL TO CHANGE THE NAME
                                 OF THE COMPANY

    At the Meeting, stockholders will be asked to vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation (the "Certificate") to change the formal name of the Company to ODS NETWORKS, INC. The Board of Directors has unanimously approved the proposed amendment to the Certificate.

    Since its founding in 1983, the Company has evolved from a manufacturer of modems, multiplexers, and fiber optic links into a designer and manufacturer of broad lines of computer networking and internetworking products, including, among others, intelligent switching hubs, switches and sophisticated network management modules, that support multiple types of transmission media and incorporate increasingly sophisticated network management and control software. Accordingly, the change of name is proposed to adopt a more universally appropriate name which the Board of Directors believes will more accurately depict the corporate image of the Company and the diversified nature of its product lines and current business endeavors.

    The following resolution relative to the proposed amendment to the Certificate will be submitted at the Meeting for the consideration and vote of the stockholders entitled to vote thereon:

    RESOLVED, that Article One of the Company's Certificate of Incorporation be, and it is hereby, amended to read in its entirety as follows:

                                  "ARTICLE ONE

                                      Name

    The name of the corporation is ODS NETWORKS, INC. (the 'Corporation')."

    Approval of the proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon and represented in person or by Proxy at the Meeting or any adjournments thereof. Members of the Board of Directors and other executive officers of the Company, who beneficially own in the aggregate approximately 30.6% of the issued and outstanding shares of Common Stock, currently intend to vote their shares in favor of the proposed amendment to the Certificate to change the name of the Company to ODS NETWORKS, INC. See "Security Ownership of Certain Beneficial Owners and Management." The enclosed Proxy will be voted as specified, but if no specification is made with respect to this proposal, it will be voted in favor of the proposed amendment to the Certificate.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                     PROPOSAL TO APPROVE THE EMPLOYEE STOCK
                                 PURCHASE PLAN

GENERAL

    The Board of Directors has determined that it is in the best interest of the Company and its stockholders to adopt the Optical Data Systems, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan" or "Plan"). The Company in the past has utilized stock options for attracting, retaining and motivating key employees and directors, by providing them incentives to enhance the growth and profitability of the Company. The Purchase Plan continues the objectives embodied in the plans previously adopted by the Company, but on a broader scale to all eligible employees; namely, to provide incentives to persons with experience and ability to remain in the employ of the Company or its subsidiaries, to attract new employees whose services are considered valuable to the Company or its subsidiaries and to encourage a proprietary interest by such persons in the development and financial success of the Company. The Plan is designed to provide these incentives and a method for eligible employees of the Company or its subsidiaries to acquire a proprietary interest in the Company through the regular and systematic purchase of shares of Common Stock from the Company, at a price per share below fair market value, by means of voluntary payroll deductions.

    The Purchase Plan was adopted and approved by the Board of Directors on January 23, 1997, subject to approval by the stockholders of the Company. The Plan provides for the grant to eligible employees of the Company or its subsidiaries who elect to participate in the Plan of options to purchase shares of Common Stock. The options granted under the Plan are intended to qualify as options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended ("the Code").

    Approval of the Purchase Plan requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon and represented in person or by Proxy at the Meeting or any adjournments thereof. Members of the Board of Directors and other executive officers of the Company, who beneficially own in the aggregate approximately 30.6% of the issued and outstanding shares of Common Stock, currently intend to vote their shares in favor of the proposed Purchase Plan. See "Security Ownership of Certain Beneficial Owners and Management." The enclosed Proxy will be voted as specified, but if no specification is made with respect to the proposed Plan, it will be voted in favor of the proposal to approve the Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

DESCRIPTION OF THE PURCHASE PLAN

    The following summary of the Purchase Plan does not purport to be complete and is subject in all respects to, and qualified by, the provisions of the full text of the Plan contained in Exhibit A to this Proxy Statement to which reference should be made.

    PLAN PROVISIONS. The Purchase Plan reserves and otherwise provides for the grant of options to purchase a maximum of 500,000 shares of the Company's Common Stock, subject to certain adjustments to reflect changes in the Company's capitalization such as stock splits, stock dividends and similar events. The Plan will become effective on the date the Company's stockholders approve the adoption of the Plan and will continue for a term of ten years thereafter, unless earlier terminated by the Board of Directors.

    The Plan is implemented by an offering during each six-month period ending January 31 and July 31, respectively, and is administered by the Compensation Committee of the Board of Directors. Employees who have worked for the Company or a subsidiary of the Company for at least 90 days before the beginning of an offering period are eligible to participate in the Plan if they are customarily employed by the Company or a subsidiary of the Company, as defined in the Plan.

    The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation. Each participating employee will be granted at the start of a period options to purchase shares of Common Stock exercisable at the end of the period.

    The number of shares subject to an option will be that number of full shares that can be purchased with the total amount of payroll deductions for such employee during the period at the exercise price equal to 85% of the lower of
(i) the closing selling price of Common Stock on the first day of the purchase period or (ii) the closing selling price on the last day of the purchase period. Not more than 60,000 shares, plus any unissued shares available from prior offerings under the Purchase Plan, may be issued each purchase period.

    No participating employee will be granted an option under the Purchase Plan if such employee, immediately after the option is granted, would own, directly or indirectly, stock (including the stock to be acquired upon exercise of the option) representing 5% or more of the total combined voting power of all classes of capital stock of the Company. No participating employee will be granted an option under the Purchase Plan that would permit the purchase of shares of Common Stock at a rate exceeding $25,000 of fair market value of stock (determined at the time the option is granted) for each calendar year in which the option is outstanding. No participating employee may purchase more than 250 shares per purchase period.

    TAX CONSEQUENCES. The Purchase Plan is intended to qualify under Section 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the date of grant, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) an amount equal to 15% of the fair market value of the shares as of the date of grant. Any additional gain will be treated as a long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition, will be long-term or short-term capital gain or loss, depending on the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above and subject to the limitation on deductibility set forth in Section 162(m) of the Omnibus Budget Reconciliation Act of 1993. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

                       PROPOSAL TO RATIFY THE APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Ernst & Young LLP, independent public accountants, to serve as independent auditors of the Company and to audit its consolidated financial statements for fiscal year 1997, subject to approval by stockholders at the Meeting. Ernst & Young LLP, has served as the Company's independent auditors since the Company's inception and is, therefore, familiar with its affairs and financial procedures. To the knowledge of management of the Company, neither such firm nor any of its members has any direct or material indirect financial interest in the Company, nor any connection with the Company in any capacity other than as independent auditors.

    Although stockholder ratification and approval of this appointment is not required by law or otherwise, in keeping with the Company's policy that its stockholders should be entitled to a voice in this regard and as a matter of good corporate practice, the Board of Directors is seeking ratification of this appointment. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors prior to the end of the current fiscal year, and in such case, the opinions of stockholders will be taken into consideration.

    The following resolution concerning the ratification of the appointment of independent auditors will be submitted to the Meeting:

    "RESOLVED, that the appointment by the Board of Directors of the Company of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements and related books, records, and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1997, is hereby ratified."

    A representative of Ernst & Young LLP, the Company's independent auditors for fiscal year 1996, is expected to be in attendance at the Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.

    The enclosed Proxy will be voted as specified, but if no specification is made, it will be voted in favor of the adoption of the resolution of ratification.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

    The following table sets forth certain information regarding all cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as other compensation paid or accrued, during the fiscal years indicated, to the Company's Chief Executive Officer and each of the Company's six other most highly compensated executive officers for such respective periods in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                                  -----------------------------------------
                                                    ANNUAL COMPENSATION                      AWARDS
                                           -------------------------------------  ----------------------------    PAYOUTS
                                                                       OTHER      RESTRICTED     SECURITIES     -----------
                                                                      ANNUAL         STOCK       UNDERLYING        LTIP
                                                          BONUS    COMPENSATION    AWARD(S)     OPTIONS/SARS      PAYOUTS
NAME AND PRINCIPAL POSITION       YEAR      SALARY($)    ($)(1)       ($)(2)          ($)          (#)(3)           ($)
------------------------------  ---------  -----------  ---------  -------------  -----------  ---------------  -----------

G. Ward Paxton,
 Chairman of the Board,              1996   $ 325,000      --           --            --             17,500
 President and Chief Executive       1995     250,000   $ 165,400       --            --             16,000         --
 Officer......................       1994     190,000      69,255       --            --             --             --

T. Joe Head,                         1996     245,000      --           --            --             14,000         --
 Senior Vice President........       1995     190,000     125,742       --            --             13,000         --
                                     1994     150,000      54,675       --            --             --             --

Eric H. Gore,                        1996      80,000     136,658       --            --             16,000         --
 Vice President--Strategic           1995      75,000     199,686       --            --              8,000         --
 Business Development.........       1994      75,000     126,813       --            --             10,000         --

Garry L. Hemphill,                   1996     195,000      --           --            --             10,000         --
 Vice President--                    1995     160,000      84,704       --            --             10,000         --
 Operations...................       1994     130,000      47,385       --            --             16,000         --

Joseph V. Howard,                    1996      90,000     237,338       --            --             18,000         --
 Vice President--                    1995      80,000     123,688       --            --              8,000         --
 North American Sales.........       1994      72,000      80,166       --            --             10,000         --

Timothy W. Kinnear,                  1996     195,000      --           --            --             20,000         --
 Vice President and Chief            1995      --          --           --            --             --             --
 Financial Officer(5).........       1994      --          --           --            --             --             --

Joe W. Tucker, Jr.,                  1996     195,000      --           --            --             18,000         --
 Vice President--                    1995     160,000      84,704       --            --             10,000         --
 International Sales..........       1994     130,000      47,385       --            --              8,000         --


                                   ALL OTHER
                                 COMPENSATION
NAME AND PRINCIPAL POSITION         ($)(4)
------------------------------  ---------------
G. Ward Paxton,
 Chairman of the Board,            $   1,500
 President and Chief Executive         1,080
 Officer......................         1,500
T. Joe Head,                           1,500
 Senior Vice President........         1,080
                                       1,442
Eric H. Gore,                          1,500
 Vice President--Strategic             1,080
 Business Development.........         1,500
Garry L. Hemphill,                     1,500
 Vice President--                      1,080
 Operations...................         1,222
Joseph V. Howard,                      1,500
 Vice President--                      1,065
 North American Sales.........         1,410
Timothy W. Kinnear,                   --
 Vice President and Chief             --
 Financial Officer(5).........        --
Joe W. Tucker, Jr.,                   --
 Vice President--                     --
 International Sales..........        --

------------------------

(1) Includes incentive bonus payments earned for services rendered to the Company in the year indicated that were paid in the following year, except as to Mr. Gore and Mr. Howard whose bonus compensation was paid in substantial part in the year indicated.

(2) Excludes certain incidental perquisites, the total of which did not exceed the lesser of $50,000 or 10% of cash compensation for any named individual.

(3) Incentive stock options to acquire shares of Common Stock issued pursuant to the Company's Stock Option Plans.

(4) This amount consists of the annual employer matching payments to the Company's qualified 401(k) Savings Plan.

(5) Information included in the Summary Compensation Table as to Mr. Kinnear's 1996 salary compensation reflects the annualized amount of such compensation as if he had been employed in such capacity for the entire 1996 fiscal year. Mr. Kinnear actually earned and was paid $56,875 in salary from his date of initial employment, September 16, 1996, until the end of the 1996 fiscal year.

OPTION GRANTS DURING FISCAL YEAR 1996

    The following table provides information related to options to acquire shares of Common Stock granted to the named executive officers of the Company during fiscal year 1996. The Company does not have any outstanding stock appreciation rights ("SARs").

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                            VALUE AT ASSUMED
-------------------------------------------------------------------------------------------------    ANNUAL RATES OF
                                  NUMBER OF      PERCENT OF TOTAL                                      STOCK PRICE
                                  SECURITIES       OPTIONS/SARS                                      APPRECIATION FOR
                                  UNDERLYING        GRANTED TO                                       OPTION TERM (1)
                                 OPTIONS/SARS      EMPLOYEES IN     EXERCISE OR BASE  EXPIRATION   --------------------
NAME                             GRANTED (#)       FISCAL YEAR        PRICE ($/SH)       DATE        5%($)     10%($)
------------------------------  --------------  ------------------  ----------------  -----------  ---------  ---------
G. Ward Paxton................      17,500(2)           4.06%         $   25.57(4)       1/23/01   $  71,812  $ 207,801
T. Joe Head...................      14,000(2)           3.25              25.57(4)       1/23/01      57,450    166,241
Eric H. Gore..................       8,000(3)           1.85              23.25(5)       1/23/06     116,974    296,436
 ..............................       8,000(3)           1.85              21.00(5)       8/27/06     105,654    267,749
Garry L. Hemphill.............      10,000(3)           2.32              23.25(5)       1/23/06     146,218    370,545
Joseph V. Howard..............       8,000(3)           1.85              23.25(5)       1/23/06     116,974    296,436
 ..............................      10,000(3)           2.32              21.00(5)       8/27/06     132,068    334,686
Timothy W. Kinnear............      20,000(3)           4.64              18.38(5)       9/16/06     231,119    585,700
Joe W. Tucker Jr..............      10,000(3)           2.32              23.25(5)       1/23/06     146,218    370,545
 ..............................       8,000(3)           1.85              21.00(5)       8/27/06     105,654    267,749

--------------------------

(1) The potential realizable value illustrates the value that may be realized upon exercise of the options immediately prior to the expiration of their respective terms, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of each option. These values do not take into account provisions of each option providing for termination of the option following cessation of employment, nontransferability or effective vesting over five years.

(2) Incentive stock options to acquire shares of Common Stock granted pursuant to the Company's Stock Option Plans, each for a term of five years from date of grant. Each option effectively vests and is exercisable with respect to 20% of the shares covered thereby on each anniversary date thereof in 1997 through 2001, is nontransferable and is subject to termination under certain conditions upon cessation of employment of the optionee.

(3) Incentive stock options to acquire shares of Common Stock granted pursuant to the Company's Stock Option Plans, each for a term of ten years from date of grant. Each option effectively vests and is exercisable with respect to 20% of the shares covered thereby on each anniversary date thereof in 1997 through 2001, is nontransferable and is subject to termination under certain conditions upon cessation of employment of the optionee.

(4) The exercise price per share of each option was equal to 110% of the fair market value of the Common Stock per share on the date of grant.

(5) The exercise price per share of each option was equal to 100% of the fair market value of the Common Stock per share on the date of grant.

OPTION EXERCISES AND FISCAL YEAR END HOLDINGS

    The following table sets forth information with respect to options exercised by the named executives of the Company during fiscal year 1996 and the number and value of options held at fiscal year end.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS/
                                                                OPTIONS/SARS AT FY-END(#)        SARS AT FY-END($)(*)
                               SHARES ACQUIRED      VALUE     ------------------------------  --------------------------
NAME                           ON EXERCISE(#)    REALIZED($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----------------------------  -----------------  -----------  -------------  ---------------  -----------  -------------

G. Ward Paxton..............         --              --             3,200          30,300         --            --
T. Joe Head.................         --              --             2,600          24,400         --            --
Eric H. Gore................         --              --            29,400          29,600      $ 234,560     $  33,840
Garry L. Hemphill...........         41,600       $ 558,808        12,400          38,000         67,008       112,624
Joseph V. Howard............          5,500         121,000        24,500          32,000        188,160        37,240
Timothy W. Kinnear..........         --              --            --              20,000         --            --
Joe W. Tucker, Jr...........         --              --            14,800          45,200         55,392        89,792

------------------------------

* The closing price for the Company's Common Stock as reported by The Nasdaq Stock Market (National Market System) on December 31, 1996, was $12.00 per share. The indicated value is calculated on the basis of the difference between the option exercise price per share and $12.00, multiplied by the number of shares of Common Stock underlying each "in-the-money" option.

COMPENSATION OF DIRECTORS

    Each non-employee director receives an annual cash retainer fee of $12,000, plus a fee of $1,500 for each meeting of the Board of Directors attended (exclusive of telephonic meetings) and for each meeting of a committee of the Board of Directors attended (exclusive of committee meetings held on the same day as Board meetings). Each non-employee director is also reimbursed for all reasonable expenses incurred in attending such meetings. No director who is an employee of the Company receives any fees for service as a director or member of any committee of the Board.

    Each of the Company's non-employee directors is eligible to receive stock options under the 1995 Non-Employee Directors Stock Option Plan for 20,000 shares of Common Stock on the fifth anniversary following the date of the most recent grant under such plan, assuming such non-employee director is then in office. Initial grants of stock options under this plan were awarded on April 27, 1995, to Messrs. Anderson, Bucy and Johnston, current non-employee directors of the Company. Options granted pursuant to the Plan provide for an exercise price per share equal to 100% of the fair market value per share on the date of the grant, have a term of ten years, and are subject to a five-year vesting schedule and certain other conditions.

EMPLOYMENT AGREEMENTS

    Neither the Company nor its subsidiaries has any employment agreements with any of its executives.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    GENERAL. The Compensation Committee of the Board of Directors sets the compensation for the Chief Executive Officer, reviews the design, administration and effectiveness of the compensation programs for other key executives, and approves stock option grants for all executive officers. The Compensation Committee is currently composed of three independent, non-employee directors who have no interlocking relationships. The data and information included in the various compensation tables appearing elsewhere in this Proxy Statement should be read in conjunction with and deemed to be a part of this report.

    NAMED EXECUTIVES. This report includes disclosure of the required compensation information for the Company's Chief Executive Officer and its six other most highly compensated officers (collectively, the "Named Executives"). Three of the Named Executives received the same compensation in 1996; hence, the group of Named Executives consists of seven rather than five individuals.

    COMPENSATION OBJECTIVES. The Company operates in the highly competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate and retain talented executives who contribute to the success of the Company and should be determined within a competitive framework based on the achievement of overall business objectives and financial performance and individual contributions. Within this framework, the Committee's objectives are to:

    - Provide a total compensation program competitive with the compensation practices of organizations in the high technology industry of comparable size to the Company.

    - Provide annual variable incentive awards based on the Company's overall financial performance relative to corporate objectives.

    - Align the financial interests of executive officers with those of stockholders by providing equity-based incentives.

    BASE SALARY. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to
(i) salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry, (ii) each officer's performance and (iii) the Company's overall financial results, without specific weighting being attributed to any of these factors. The Compensation Committee believes that the Company must offer salaries within a competitive market range to attract and retain talented executives. However, the Compensation Committee manages salaries for the executive group as a whole in a conservative fashion in order to place more emphasis on incentive compensation. For 1996, the Compensation Committee established the base salaries for each of the Named Executives as indicated in the tables accompanying this report.

    INCENTIVE BONUS PLAN. To reinforce the attainment of corporate objectives, the Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of variable incentive pay. The incentive cash bonus program for executives is established annually by the Compensation Committee based upon the Company's achievement of sales and net income targets established at the beginning of the fiscal year. The incentive plan for executives, other than certain executives in the Company's sales organization, requires a threshold level of Company financial performance before any incentives are awarded. Once the threshold objective for net income of a fiscal year is reached, specific formulas are in place to calculate the actual incentive payment for each executive for such year. In fiscal 1996, the Company did not achieve its threshold level of profitability; thus, non-sales executives, including the Chief Executive Officer and three of the other Named Executives, did not receive any incentive bonus awards. Certain executives in the sales organization, including two of the Named Executives, received incentive sales commission awards in fiscal 1996 based upon the degree of achievement of targeted sales objectives established at the beginning of the fiscal year.

    EQUITY-BASED INCENTIVES. The goal of the Company's equity-based incentive awards is to align the interests of executive officers with stockholders. The Committee determines the value allocated to equity-based incentives according to each executive's position within the Company, individual performance, contributions to achievement of corporate objectives and related factors, and awards stock options to create a meaningful opportunity for stock ownership.

    The Company has previously adopted three Stock Option Plans (collectively, the "Plans"), including the 1983 Incentive Stock Option Plan, the 1987 Incentive Stock Option Plan and the 1995 Stock Option Plan, to provide long-term incentive compensation for eligible participants. Generally, executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plans; however, non-employee directors of the Company are not eligible to participate in these Plans. Stock option grants under the Plans provide the right to purchase shares of the Company's Common Stock at fair market value on the date of grant, or in the case of an optionee who at the time of the grant holds more than 10% of the total combined voting securities of the Company, 110% of the fair market value on the date of grant. Stock options generally vest within a five year period and provide terms of five or ten years, as applicable. In 1996, the Compensation Committee and the Board of Directors approved the grant of stock options pursuant to the Plans to the Named Executives indicated in the tables accompanying this report.

    CEO COMPENSATION. The annual base salary for G. Ward Paxton for fiscal 1996 was established by the Compensation Committee based on Mr. Paxton's personal performance of his duties and on salary levels paid to chief executive officers of comparable companies. Mr. Paxton did not receive an incentive bonus award for 1996 because the Company did not achieve its threshold level of profitability established at the beginning of the year. The option grant made to Mr. Paxton in fiscal 1996 was based upon his performance and leadership with the Company.

                                          Respectfully submitted,

                                          COMPENSATION COMMITTEE
                                          of the Board of Directors

                                          Robert Anderson, CHAIRMAN

                                          Donald M. Johnston

                                          J. Fred Bucy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member or nominee for election as a member of the Board of Directors or any committees of the Board has an interlocking relationship with the board (or member of such board) or any committee (or member of such committee) of a board of any other company.

STOCK PERFORMANCE INFORMATION

    The following chart illustrates the percentage of change in the cumulative total stockholder return on the Company's Common Stock for the applicable portion of the fiscal year ended December 31, 1992 (since the Company's initial public offering of Common Stock) and each of the four fiscal years in the four-year period ended December 31, 1996, compared with the cumulative total return on the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market and the CRSP Total Return Index for Nasdaq Computer Manufacturing Stocks, respectively, for the same periods.

                               STOCK PERFORMANCE*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                           CRSP TOTAL RTN.        CRSP TOTAL RTN.
                                                Index for The       Index for Nasdaq
                 Optical Data Systems,
                                  Inc.    Nasdaq Stock Market   Computer Mfg. Stocks
5/21/1992                      $100.00                $100.00                $100.00
12/31/1992                     $194.44                $117.51                $125.29
12/31/1993                     $152.78                $134.26                $118.34
12/31/1994                     $323.61                $131.34                $130.16
12/31/1995                     $561.11                $190.04                $204.83
12/31/1996                     $266.66                $233.92                $272.62

------------------------

* The comparison assumes (i) $100 was invested on May 21, 1992 (the effective date of the Company's initial public offering of Common Stock) in the Company's Common Stock and in each of the foregoing indices and (ii) that any dividends paid by companies included in the comparative indices were reinvested in additional shares of the same class of equity securities of such companies at the frequency with which dividends were paid during the applicable periods depicted.

    The stock performance information depicted in the foregoing chart is not necessarily indicative of future stock performance. The chart shall not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such information by reference.

                              CERTAIN TRANSACTIONS

COMMON STOCK PURCHASE WARRANTS

    In connection with the Company's private placement of Common Stock (the "Private Placement") made in November 1983, the Company issued certain common stock purchase warrants (the "Warrants") to First Nashville Corporation ("FNC"), the placement agent in the Private Placement and an affiliate of Massey Burch, and InterFirst Venture Corporation ("InterFirst"). In February 1989, FNC was dissolved and incidental to such dissolution its Warrant was distributed to its officers, directors and stockholders who are affiliates of Massey Burch. O'Donnell & Masur, L.P. has acquired ownership of the Warrant originally issued to InterFirst.

    As of December 31, 1996, the Warrants entitle the owners thereof to purchase an aggregate of 82,653 shares of Common Stock at the exercise price of $4.50 per share, subject to adjustments under certain circumstances, at any time prior to May 21, 1997. Pursuant to the Warrants, affiliates of Massey Burch are entitled to purchase a total of 25,515 shares of Common Stock. Under the terms of the Warrants, the Company, subject to certain limitations, has granted the holders thereof unlimited incidental or "piggyback" registration rights to include the shares of Common Stock underlying such Warrants in certain registration statements subsequently filed by the Company under the Securities Act and applicable state securities laws.

OTHER MATTERS

    The Company has entered into indemnification agreements with each of its directors and executive officers to provide them with the maximum indemnification allowed pursuant to its certificate of incorporation, bylaws and applicable law.

               COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

    Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation promulgated pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) report forms they file with the SEC.

    Based solely on its review of the copies of such report forms received by it with respect to fiscal year 1996, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act.

                             STOCKHOLDER PROPOSALS

    Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1998 Annual Meeting of Stockholders, such proposals must be received by the Company not later than November 21, 1997. Such proposals should be directed to Optical Data Systems, Inc., 1101 East Arapaho Road, Richardson, Texas 75081, Attention: Secretary (telephone: (972) 234-6400; telecopy: (972) 234-1467).

                            EXPENSES OF SOLICITATION

    All costs incurred in the solicitation of Proxies for the Meeting will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telefax, or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, ChaseMellon Shareholder Services L.L.C. has been retained by the Company to aid in the solicitation of Proxies and will solicit Proxies by mail, telephone, telefax and personal interview and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, ChaseMellon Shareholder Services L.L.C. will be paid fees not to exceed $4,000, plus expenses.

                        ADDITIONAL INFORMATION AVAILABLE

    UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE REQUEST SHOULD BE DIRECTED TO THE SECRETARY AT THE COMPANY'S OFFICES INDICATED ABOVE.

    The Company's 1996 Annual Report to Stockholders accompanies this Proxy Statement. The Annual Report, which includes financial statements, does not form and is not to be deemed part of this Proxy Statement.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, the Board of Directors and management are not aware of any other matter, other than those described herein, which will be presented for consideration at the Meeting. Should any other matter requiring a vote of the stockholders properly come before the Meeting or any adjournment thereof, the enclosed Proxy confers upon the persons named in and entitled to vote the shares represented by such Proxy discretionary authority to vote the shares represented by such Proxy in accordance with their best judgment in the interest of the Company on such matters. The persons named in the enclosed Proxy also may, if it is deemed advisable, vote such Proxy to adjourn the Meeting from time to time.

    PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors

                                                    MICHAEL L. PAXTON
                                                        SECRETARY

Richardson, Texas
March 21, 1997

                                                                       EXHIBIT A

                           OPTICAL DATA SYSTEMS, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE:

    The Optical Data Systems, Inc. 1997 Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Optical Data Systems, Inc., a Delaware corporation (the "Company"), and its subsidiaries will have an opportunity to acquire an equity interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the rights to purchase Common Stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423(b) of the Code.

2. DEFINITIONS:

        (a) "Compensation" shall mean cash compensation including straight-time earnings, commissions, payments for overtime, shift premium, bonuses and other incentive payments, but excluding relocation allowances and non-cash compensation.

        (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (c) "Common Stock" shall refer to the class of stock which, as of the effective date of this Plan, is designated as common stock of the Company.

        (d) "Committee" shall mean the Compensation Committee appointed by the Board of Directors in accordance with Section 3 of the Plan.

        (e) "Employee" shall mean any person who is customarily employed on a full-time or part-time basis by the Company or a subsidiary of the Company, and is regularly scheduled to work 20 hours or more per week and five months or more per calendar year.

        (f) "Market Value" of the Company's Common Stock shall be determined by the lower of the closing price per share of the Common Stock on the Offering Commencement Date or Offering Termination Date for each Offering on which trading occurred on the NASDAQ National Market System (or other quotation system or stock exchange on which the Common Stock then trades), or, if on either of such dates no closing price was reported, on the last preceding date on which a closing price of the Common Stock was reported. In the event the Common Stock is not publicly traded on an Offering Commencement Date or Offering Termination Date, the determination of its Market Value shall be made by the Committee in such manner as it deems appropriate.

        (g) "Offering" shall have the meaning as described in Section 4 of the Plan.

        (h) "Offering Commencement Date" shall mean the date on which each Offering under the Plan commences.

        (i) "Offering Termination Date" shall mean each July 31 and January 31 on which each Offering terminates.

        (j) "Option" shall mean an option to purchase Common Stock granted under the Plan.

        (k) "Participant" shall refer to an eligible Employee who participates in the Plan in accordance with the provisions contained herein.

        (l) "Stock Administrator" shall mean an Employee or Employees designated by the Committee to perform certain day-to-day administrative functions to implement the Plan.

3. ADMINISTRATION:

    The Plan shall be administered by the Compensation Committee (the Committee) of the Company appointed by the Board of Directors of the Company (the "Board of Directors"). Members of the Committee shall not be full-time or part-time employees of the Company. Accordingly, no member of the Committee shall be eligible to purchase Common Stock under the Plan. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. Any member of the Committee may resign by submitting a letter of resignation to the Board of Directors. Further, the Board of Directors may from time to time appoint members of the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies in the Committee. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be effective as if it had been made by a majority vote at a meeting of the Committee duly called and held.

    The Committee may designate an Employee or Employees to serve as Stock Administrator to implement the provisions of, and interpretations by the Committee, of the Plan. In absence of the designation by the Committee of a Stock Administrator, any reference herein to the Stock Administrator shall be deemed to be a reference to the Committee.

4. OFFERINGS:

    The Plan will be implemented by two six-month offerings per year commencing each February 1 and August 1 (each, an "Offering"). The first Offering under the Plan shall begin on August 1, 1997 and will terminate January 31, 1998. Subsequent Offerings will begin on each successive February 1 and August 1, terminating on the next following July 31 and January 31 thereafter, respectively.

5. SHARES SUBJECT TO THE PLAN:

    The maximum number of shares of Common Stock issuable under the Plan shall be 500,000, subject to adjustment in accordance with Section 13 hereof. The maximum number of shares of Common Stock issuable in each Offering shall be 60,000 plus all unissued shares from prior Offerings, not to exceed 500,000, subject to adjustment in accordance with Section 13 hereof. If the total number of shares of Common Stock for which Options are exercised on any Offering Termination Date exceeds the maximum number of shares for the applicable Offering, the Committee shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be held in each such Participant's account for the purchase of shares under the next Offering under the Plan unless a Participant elects to withdraw from the Plan.

6. TERM OF PLAN:

    The Plan shall become effective on the date on which the Company's stockholders approve the adoption of the Plan. Unless earlier terminated pursuant to the provisions of Section 12 hereof, the Plan shall continue in effect for a term of ten (10) years from the date of adoption of the Plan by the Company's stockholders; provided, however, that the termination of this Plan shall not affect any shares of Common Stock issued or any outstanding and unexpired option granted under this Plan.

7. ELIGIBILITY AND PARTICIPATION:

INITIAL ELIGIBILITY: Any Employee who shall have completed ninety (90) days employment with the Company or a subsidiary of the Company shall be eligible to participate in Offerings under the Plan which commence on or after such ninety day period of employment has concluded, provided Employee is still employed with the Company. Directors who are not full-time or part-time officers or Employees are not eligible to participate in the Plan.

LEAVE OF ABSENCE: For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time employment prior to close of business on the 90th day. Termination by the Company of any Employee's leave of absence other than by such Employee's return to full-time, or part-time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any Options.

RESTRICTIONS ON PARTICIPATION: Notwithstanding any provisions of the Plan to the contrary, no Employee shall be permitted to purchase Common Stock under the
Plan:

        (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding options or other rights to purchase capital stock of the Company possessing 5% or more of the total combined voting power or fair market value (as determined by the Committee) of all outstanding shares of capital stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee), or

        (b) which permits such Employee's rights to purchase capital stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the capital stock of the Company (determined at the time such option or right is granted) for each calendar year in which such option or right is outstanding.

PARTICIPATION: An eligible Employee may become a Participant by completing an authorization form (an "Authorization") for payroll deduction and providing the Authorization to the Company within the time specified in the Offering in such form as the Stock Administrator provides. Payroll deduction for a Participant shall commence on the applicable Offering Commencement Date when the authorization for a payroll deduction becomes effective. Once a Participant is enrolled, he will automatically be enrolled as a Participant in all Offerings unless the Participant terminates enrollment, becomes ineligible, or the Plan is terminated.

8. PAYROLL DEDUCTIONS:

AMOUNT OF DEDUCTION: An eligible Employee may become a Participant in an Offering by delivering a completed Authorization to the Stock Administrator within the time period specified which shall authorize payroll deductions of up to 10% (in increments of 1%) of such Participant's Compensation during the Offering, not to exceed the maximum number of shares that each Participant can purchase in each Offering (250 shares of Common Stock).

PARTICIPANT'S ACCOUNT: All payroll deductions made for a Participant shall be credited to his account under the Plan and applied toward the exercise of the Option and the purchase price of the underlying shares of Common Stock allocable to such Participant for each Offering Period on each applicable Offering Termination Date. At any time during an Offering period, a Participant may terminate his payroll deduction. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in this Section 8. Other than discontinuing participation, a Participant may not otherwise change the terms of his participation in an Offering. No interest shall accrue to any balance of money credited to the account of a Participant under the Plan. Specifically, a Participant may not change his payroll deduction percentage for such Offering.

LEAVE OF ABSENCE: If a Participant takes a leave of absence, such Participant shall have the right to elect: (i) to withdraw the balance of the Participant's account, (ii) to discontinue contributions to the Plan but remain a Participant in the Plan during the first 90 days of such leave of absence, or (iii) to remain a Participant in the Plan during the first 90 days of such leave of absence, authorizing deductions to be made from payment by the Company to the Participant during such leave of absence. If the Participant agrees to remain a Participant in the Plan during such leave of absence, the Participant agrees to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized payroll deduction.

PARTICIPANTS SUBJECT TO SECTION 16 OF THE EXCHANGE ACT: Notwithstanding the other provisions of this Plan, except the provisions set forth in Section 7, any Participant subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, shall not have the opportunity to withdraw or discontinue payroll deductions with respect to an Offering after such Participant completes an Authorization and the Offering period has commenced, provided that such Participant remains an Employee and subject to such requirements.

9. GRANT OF OPTION:

    On the Offering Commencement Date, a participating Employee shall be deemed to have been granted an Option (each, an "Option") to purchase a maximum number of shares of Common Stock equal to an amount determined as follows: an amount equal to (i) that percentage of the Employee's Compensation which he has elected to have withheld up to 10% multiplied by (ii) the Participant's Compensation during the period of the Offering (iii) divided by 85% of the Market Value of the Common Stock. Notwithstanding any provision herein to the contrary, the maximum number of shares of Common Stock that each Participant can purchase in each Offering is 250, subject to adjustment pursuant to the provisions of
Section 13 hereof.

10. EXERCISE OF OPTION:

AUTOMATIC EXERCISE: On each Offering Termination Date, each Participant's accumulated payroll deduction (without any increase for interest) will be applied to the purchase of whole shares of Common Stock in accordance with the formula in Section 9, up to a maximum of 250 shares of Common Stock per employee. No fractional shares shall be issued upon the exercise of Options granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each Participant's account after the purchase of whole shares of Common Stock will be held in each such Participant's account for the purchase of shares under the next Offering under the Plan unless a Participant elects to withdraw from the Plan.

NON-TRANSFERABILITY OF OPTION: During a Participant's lifetime, Options held by such Participant under the Plan shall be exercisable only by that Participant.

DELIVERY OF STOCK: As promptly as is practicable after the Offering Termination Date of each Offering, the Company will deliver to each Participant, as appropriate, the Common Stock purchased upon exercise of Participant's option.

11. WITHDRAWAL:

GENERAL: A Participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Stock Administrator of the Company. All of the Participant's payroll deductions credited to the account will be paid promptly after receipt of the notice of withdrawal and no further payroll deductions will be made from the Participant's pay during such Offering. The Company may treat any attempt to borrow by an Employee on the security of accumulated payroll deductions as an election to withdraw such payroll deductions.

EFFECT ON SUBSEQUENT PARTICIPATION: A Participant's withdrawal from any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

TERMINATION OF EMPLOYMENT: Upon termination of the Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond 90 days), the payroll deductions credited to the participant's account will be returned to the Participant or, in the case of death subsequent to termination of employment, to the person or persons entitled to receive such payroll deductions as determined in accordance with the provisions of Section 14 hereof.

TERMINATION OF EMPLOYMENT DUE TO DEATH: Upon termination of the Participant's employment because of death, the Participant's beneficiary shall have the right to elect, by written notice given to the Stock Administrator prior to the earlier of the Offering Termination Date or the expiration of a period of sixty
(60) days commencing with the date of the death of the Participant, either:

        (a) to withdraw all of the payroll deductions credited to the Participant's account under the Plan, or

        (b) to exercise the Participant's option for the purchase of Common Stock on the Offering Termination Date next following the date of the Participant's death for the purchase of the number of whole shares of Common Stock which the accumulated payroll deductions in the Participant's account at the date of the Participant's death will purchase in accordance with the formula set forth in Section 9 hereof, and any excess in such account will be returned to said beneficiary, without interest.

    In the event that no such written notice of election shall be duly received by the Stock Administrator of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the participant's option.

LEAVE OF ABSENCE: A Participant on leave of absence shall continue to be a Participant in the Plan so long as such Participant is on continuous leave of absence; provided, however, any Participant who has been on leave of absence for more than 90 days and who is therefore not an Employee for the purpose of the Plan shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a Participant on leave of absence returns to regular full-time or part-time employment with the Company or subsidiary of the Company, as applicable, at the earlier of (a) the termination of such leave of absence or
(b) the 90th day of such leave of absence, such Participant's participation in the Plan shall terminate on whichever of such dates first occurs, and the payroll deductions credited to the Participant's account will be returned to the Participant without interest.

12. AMENDMENT AND TERMINATION:

    The Board of Directors shall have complete power and authority to terminate or amend the Plan at any time; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Company, (i) materially increase the benefits accruing to Participants under the Plan, (ii) increase the maximum number of shares of Common Stock which may be issued under the Plan, (iii) materially modify requirements as to the class of Employees eligible to participate in the Plan, or (iv) permit the members of the Committee to participate in the Plan. No termination, modification, or amendment of the Plan may adversely affect the rights of a Participant having an outstanding Option under the Plan without the consent of such Participant.

13. RECAPITALIZATION OR REORGANIZATION:

    If, at any time while any Options are outstanding, the outstanding shares of Common Stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and the exercise price or prices applicable to such outstanding Options.

    Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each Option then outstanding under the Plan shall thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such Options for each share as to which such Option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transaction as it shall deem necessary to assure that all Participants shall receive the cash, securities and/or property as to which they may thereafter be entitled.

14. MISCELLANEOUS:

HOLDING PERIOD: An Employee must notify the Company promptly if the Employee disposes of Common Stock acquired under the Plan within two years of the date Options were granted hereunder to purchase such Common Stock.

RESTRICTIONS ON EXERCISE: Common Stock shall not be issued pursuant to the exercise of an Option, unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitations, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the Common Stock may then be traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    As a condition to the exercise of an Option, the Company may require the Participant to represent and warrant at the time of such exercise that such shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

REGISTRATION OF STOCK: Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Stock Administrator of the Company prior to the Offering Termination Date, in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

DESIGNATION OF BENEFICIARY: A Participant may file a written designation of beneficiary who is to receive any Common Stock and/or payroll deductions remaining in such Participant's account. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Stock Administrator. Upon the death of a Participant and upon receipt by the Stock Administrator of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver Common Stock and/or payroll deductions remaining in such Participant's account to such beneficiary. In the event of death of a Participant and in the absence of a beneficiary designated under the Plan who is living at the time of such Participant's death, the Stock Administrator shall deliver such Common Stock and/or remaining payroll deductions to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed to the knowledge of the Stock

Administrator, the Stock Administrator may deliver such Common Stock and/or remaining payroll deductions to the spouse or to any one or more dependents of the Participant as the Committee may designate. No beneficiary shall, prior to death of the Participant, acquire any interest in the stock or payroll deductions credited to the Participant's account.

TRANSFERABILITY: Neither payroll deductions credited to a Participant's account nor any rights to exercise an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election by a Participant to withdraw his from an Offering or from the Plan.

PARTICIPANT'S INTEREST IN OPTION STOCK: Each Participant shall not have any rights or interest in the shares of Common Stock exercisable under an Option until such Option has been exercised in accordance with the provisions of the Plan.

USE OF FUNDS: All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions from other Company assets.

NO EMPLOYMENT RIGHTS: The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any subsidiary of the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

STOCKHOLDER RIGHTS: The holder of an option under this Plan shall have no rights as a stockholder with respect to the shares of Common Stock covered by such option until the due exercise of such option and the date of issuance of one or more certificates registered in the name of such option holder evidencing such shares.

SECURITIES LAWS: With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board of Directors or the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

GOVERNING LAW: The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, this Plan is executed by the undersigned Officers of Optical Data Systems, Inc., each being hereunto duly empowered and authorized, on this 23rd day of January, 1997, effective, however, as of the date specified in
Section 6 hereof.

ATTEST:                                       OPTICAL DATA SYSTEMS, INC.

           /s/  MICHAEL L. PAXTON                         /s/  G. WARD PAXTON
-------------------------------------------   -------------------------------------------
             Michael L. Paxton,                             G. Ward Paxton,
                 SECRETARY                          CHAIRMAN OF THE BOARD, PRESIDENT
                                                      AND CHIEF EXECUTIVE OFFICER

P                          OPTICAL DATA SYSTEMS, INC.
                            1101 East Arapaho Road
R                           Richardson, Texas 75081

O                 ANNUAL MEETING OF STOCKHOLDERS -- APRIL 24, 1997

X
                             THIS PROXY IS SOLICITED
Y                  BY THE BOARD OF DIRECTORS OF THE COMPANY


   The undersigned stockholder(s) of Optical Data Systems, Inc., a Delaware corporation (the "Company"), hereby appoints G. Ward Paxton and T. Joe Head, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Holiday Inn Richardson Select, 1655 N. Central Expressway, Richardson, Texas 75080, at 10:00 A.M., local time, on Thursday, April 24, 1997, and at any adjournment thereof.

                          (Continued on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED.           PLEASE MARK
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"                                           YOUR VOTES AS
PROPOSALS 1, 2, 3 AND 4.                                                                           INDICATED IN   /X/
                                                                                                   THIS EXAMPLE
                         ----------------------------
                                  Common


1. Election of Directors                             Names of Nominees:                       2. Approval of the adoption of
   FOR all nominees                WITHHOLD          G. Ward Paxton, Robert Anderson,            an amendment to the Company's
   listed (except                 AUTHORITY          J. Fred Bucy, T. Joe Head, and              Certificate of Incorporation
   as marked                     to vote for         Donald M. Johnston                          changing the name of the
   to the right)             all nominees listed                                                 Company to ODS Networks, Inc.
                                                     INSTRUCTION: To withhold authority
       / /                          / /              to vote for any individual nominee,         / / FOR   / / AGAINST   / / ABSTAIN
                                                     write that nominee's name in the
                                                     space provided below.

                                                     ----------------------------------

3. Approval of the Optical Data Systems,     4. Ratification of the appointment of               In their discretion, such
   Inc. 1997 Employee Stock Purchase            Ernst & Young LLP as independent auditors        attorneys-in-fact and proxies
   Plan.                                        of the Company for the fiscal year ending        are authorized to vote upon such
                                                December 31, 1997.                               other business as properly may
   / / FOR   / / AGAINST   / / ABSTAIN          / / FOR   / / AGAINST   / / ABSTAIN              come before the meeting.


                                                                        I will    will not be attending the meeting.
                                                                         / /       / /

                                                                        YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND RETURN
                                                                        THIS PROXY PROMPTLY. ALL JOINT OWNERS MUST SIGN. PERSONS
                                                                        SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES, CORPORATE
                                                                        OFFICERS, OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD
                                                                        SO INDICATE.

                                                                        Date:                                               , 1997
                                                                             -----------------------------------------------

                                                                        Signature:
                                                                                  ------------------------------------------------

                                                                        Signature:
                                                                                  ------------------------------------------------